FIXED RATE NOTE

Comanche Clean Energy Corporation

MASTER PROMISSORY NOTE

U.S. $ ***As Per Attachment A***

I. FOR VALUE RECEIVED, Comanche Clean Energy Corporation, One Dock Suite, 501, Stamford, CT 06902 ("Maker") by this promissory note ("Note") hereby unconditionally promises to pay to the order of Thomas Cauchois, 18 Brookside Park, Greenwich, CT 06831 ("Lender"), or its successor(s) or assign(s), the principal sum shown in Attachment A as hereinafter provided and to pay interest on the principal balance hereof from time to time outstanding, as hereinafter provided at the rate of nine percent (9 %) per annum. Principal and interest shall be repayable on demand by the Lender, unless the terms of this Note are modified by the parties.

II. All principal and interest payable under this Note are payable in lawful money of the United States of America in immediately available funds without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed on this Note or the proceeds or holder hereof by any government, political subdivision or taxing authority thereof.

III. The Maker hereby waives diligence, presentment, demand, protest and notice of protest, demand and dishonor, and nonpayment of this Note.

IV. No delay or omission on the part of the holder here in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, nor shall any waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion. No waiver shall be effective unless in writing and signed by the holder.

V. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut, United States of America.

VI. In the event that any amount of the principal hereof or interest on this Note is not paid on demand, the Maker, to the extent permitted by applicable law, shall pay on demand interest on such unpaid amount from the date such amount was due to the date such amount is paid in full at the rate of eighteen percent (18 %) per annum ("late interest"). Each payment hereunder shall be credited first to late interest then due and payable, then to ordinary interest then due and payable, and the remainder thereof, if any, to the unpaid principal balance of this Note.

VIII. The Maker shall have the right, at any time or from time to time, to prepay all or any part of the principal hereof, provided any accrued interest on the amount prepaid is also paid, and any such prepayment shall be applied to the remaining principal installments in the inverse order of their maturities.

IX. Maker further agrees to pay all reasonable costs of collection, including reasonable attorneys' fees (inclusive of any appellate or bankruptcy proceedings) in case any payment of principal or interest is not paid by the due date thereof, whether suit be brought or not.

Comanche Clean Energy Corporation

By: ______________________

Name: Thomas G. Cauchois
Title: Chairman
Date: November 20, 2006

Comanche Clean Energy Corporation
Master Promissory Note
Attachment A

Lender: Thomas Cauchois
Date: March 26, 2007

Date		**Amount**
20-Nov-06	$	30,000.00
9-Dec-06		65,000.00
12-Dec-06		85,000.00
22-Jan-07		180,000.00
5-Feb-07		60,000.00
26-Mar-07		30,000.00
Total	**$**	**450,000.00**